UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Under §240.14a-12

Ebix, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Ebix, Inc.
1 Ebix Way
Johns Creek, Georgia 30097
October 18, 2022
Dear Stockholder:
On behalf of our Board of Directors, I cordially invite you to the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Ebix, Inc. The Annual Meeting will be held exclusively in a virtual meeting format due to the efficiency of such format and to further protect the health and well-being of our stockholders and employees due to the ongoing effects of the COVID-19 coronavirus and its related variants. Stockholders will be able to attend and listen to the 2022 Annual Meeting live, submit questions to the board of directors and management, and vote their shares electronically, from virtually any location with internet connectivity. Important information relating to the Annual Meeting is detailed below:
Time:   9:00 a.m. Eastern Standard Time on Wednesday, November 16, 2022.
Place:   Online at: https://meetnow.global/MGKMM64. You will need a digital password included with these proxy materials to attend the Annual Meeting.
The business of the Annual Meeting is described in detail in the attached notice of meeting and proxy statement. Also included is a proxy card and postage paid return envelope.
It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Whether or not you plan to attend, please complete and return the enclosed proxy or vote over the telephone or internet, as applicable, to ensure that your shares will be represented at the Annual Meeting. If you attend the Annual Meeting, you may withdraw your proxy by voting in person.
Sincerely,
Robin Raina
Chairman of the Board and
Chief Executive Officer

EBIX, INC.
1 EBIX WAY
JOHNS CREEK, GEORGIA 30097
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 16, 2022
TO THE STOCKHOLDERS OF EBIX, INC.:
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Ebix, Inc., a Delaware corporation, will be held via virtual connection at https://meetnow.global/MGKMM64, at 9:00 a.m., Eastern Standard Time, on Wednesday, November 16, 2022 and at any adjournment or postponement thereof, for the following purposes:
1.
To elect the eight directors identified in the accompanying proxy statement to serve until the 2023 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

2.
To ratify the appointment of KG Somani & Co. as our independent registered public accounting firm for the year ending December 31, 2022;

3.
To approve, by a non-binding advisory vote, the compensation of our named executive officers; and

4.
To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders at the close of business on October 10, 2022, the record date, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy in the envelope provided or vote over the telephone or internet, as applicable.
By Order of the Board of Directors
Robin Raina
Chairman of the Board and
Chief Executive Officer
Dated: October 18, 2022

EBIX, INC.
1 EBIX WAY
JOHNS CREEK, GEORGIA 30097
(678) 281-2020
PROXY STATEMENT
2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 16, 2022
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why am I being asked to review these materials?
Ebix, Inc. (“Ebix,” the “Company” or “we”) is providing these proxy materials to you in connection with the solicitation of proxies by the Ebix Board of Directors (the “Board”) for use at the 2022 Annual Meeting of the Company’s Stockholders (the “Annual Meeting”). The Annual Meeting will take place via internet connection at https://meetnow.global/MGKMM64, at 9:00 a.m., Eastern Standard Time, on Wednesday, November 16, 2022. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. It is anticipated that this proxy statement and the form of proxy solicited on behalf of our Board of Directors will be filed with the Securities and Exchange Commission (“SEC”) and mailed to our stockholders on or about October 18, 2022.
This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply vote in accordance with the instructions contained in this Proxy Statement.
If you plan to attend the meeting virtually on the Internet, please follow the registration instructions as outlined in this proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 16, 2022: THIS PROXY STATEMENT, THE FORM OF PROXY CARD AND THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021 ARE AVAILABLE AT WWW.ENVISIONREPORTS.COM/EBIX.
What information is contained in these materials?
The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of certain of our most highly paid executive officers and our directors, and certain other required information. Our 2021 Annual Report on Form 10-K, which includes our audited, consolidated financial statements for the year ended December 31, 2021, is also being furnished with this proxy statement.
What does it mean if I received more than one proxy or voting instruction form?
It means that your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy you receive to help ensure that all of your shares are voted.
On what proposals will Ebix stockholders vote at the Annual Meeting?
There are three proposals to be considered and voted on at the Annual Meeting. The proposals to be voted on are as follows:
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Proposal 1 — To elect eight directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified;

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Proposal 2 — To ratify the appointment of KG Somani & Co. (“KGS”) as our independent registered public accounting firm for the year ending December 31, 2022; and

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Proposal 3 — To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers.

For a more detailed discussion of each of these proposals, please see the information included elsewhere in the proxy statement relating to these proposals.
What are the Board’s voting recommendations?
The Board recommends that you vote your shares as follows:
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“FOR” the election of each of the eight nominees to the Board (Proposal 1);

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“FOR” the approval and ratification of the appointment of KGS as our independent registered public accounting firm (Proposal 2); and

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“FOR” the approval of the compensation of the Company’s named executive officers (Proposal 3).

If you give us your signed proxy but do not specify how to vote, we will vote your shares “FOR” each of Proposals 1, 2, & 3.
We are not aware of any matter to be presented at the Annual Meeting other than those described in the Notice of Meeting. If any other matters are properly brought before the Annual Meeting for consideration, the person named on your proxy will have the discretion to vote your shares according to such person’s best judgment.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock outstanding as of the close of business on October 10, 2022, the record date, are entitled to vote at the Annual Meeting. As of the record date, there were 30,905,050 shares of common stock outstanding. For each share of common stock owned as of the record date, the stockholder is entitled to one vote on each proposal presented for a vote at the Annual Meeting.
What is the difference between a stockholder of record and a stockholder who holds stock in street name?
If your shares are registered in your name, you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote in person at the Annual Meeting or to vote by proxy on the proxy card included with these materials.
If your shares are held in the name of your broker, bank or other nominee, you are considered to be the “beneficial owner” of such shares, which are held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal. We expect that the ratification of the appointment of KGS as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2) to be the only proposal that is considered a “routine” matter.
If I hold my shares in street name through my broker, will my broker vote these shares for me?
If you provide instructions on how to vote by following the instructions provided to you by your broker, your broker will vote your shares as you have instructed. If you do not provide your broker with voting instructions, your broker will vote your shares only if the proposal is a “routine” management proposal on which your broker has discretion to vote. On matters considered “non-routine,” brokers may not vote your shares without your instruction. Shares that brokers are not authorized to vote are referred to as “broker non-votes.” We expect that the ratification of the appointment of KGS as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal 2) to be the only proposal that is considered a “routine” matter.

Under Nasdaq Stock Market Business Conduct Rules, to which your broker is subject, brokers are prohibited from voting uninstructed shares for elections of directors and the compensation of our named executive officers, in which case a broker non-vote will occur and your shares will not be voted on these matters.
What are the quorum requirements for the Annual Meeting?
The presence of holders of a majority of our outstanding shares of common stock in person or by proxy constitutes a quorum for the Annual Meeting. Both abstentions and broker non-votes are counted as present for purpose of determining the presence of a quorum.
What is the voting requirement to approve each of the proposals?
Proposal 1 — Pursuant to our Bylaws, the director candidates who receive the most votes will be elected to fill the eight available seats on our Board. This means that the eight director candidates or nominees who receive the greatest number of votes will be elected. Because withheld votes, failures to vote or broker non-votes are not counted as “cast” votes, none of them will have any effect on the outcome of the proposal.
Proposal 2 — The proposal to ratify the appointment of KGS as our independent registered public accounting firm requires the affirmative vote of a majority in voting interest of the Ebix stockholders present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal. Because brokers may vote your shares on this proposal without instruction, there may be no broker non-votes for this proposal. If you fail to vote your shares in person or by proxy, your shares are not considered present at the Annual Meeting, and they will have no effect on the outcome of the proposal, unless your broker votes on your behalf. If you return a signed proxy card but abstain from voting on the proposal, your shares will be considered as present and entitled to vote at the Annual Meeting and on the proposal but will not be voted “for” the proposal, and they will have the same effect as votes “against” the proposal.
Proposal 3 — The proposal to approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers requires the affirmative vote of a majority in voting interest of the Ebix stockholders present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal. The proposal with respect to the approval of the 2021 executive compensation paid to our named executive officers is “advisory” and not binding upon the Board. However, the Board will consider the results of the votes on this proposal in formulating future executive compensation policy. Because broker non-votes are not entitled to vote on the proposal because it is considered non-routine, broker non-votes have no effect on the outcome of the proposal. If you fail to vote your shares in person or by proxy, your shares are not considered present at the Annual Meeting, and they will have no effect on the outcome of the proposal. If you return a signed proxy card but abstain from voting on the proposal, your shares will be considered as present and entitled to vote at the Annual Meeting and on the proposal but will not be voted “for” the proposal, and they will have the same effect as votes “against” the proposal.
What do I need to do now to vote at the Annual Meeting?
Stockholders of record may vote their shares in any of four ways:
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Submitting a Proxy by Mail:   If you choose to submit your proxy by mail, simply mark your proxy, date and sign it and return it in the postage-paid envelope provided;

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Submitting a Proxy by Telephone:   Submit a proxy for your shares by 11:59 p.m., Eastern Standard Time, on November 15, 2022 by telephone by using the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day;

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Submitting a Proxy by Internet:   Submit your proxy via the internet. You will be able to vote your shares online until the start of the meeting at 9:00 a.m. Eastern Standard Time on November 16, 2022; or

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Voting in Person:   If you were registered as a stockholder on our books on October 10, 2022 or if you have a letter from your broker identifying you as a beneficial owner of our shares as of that date and granting you a legal proxy, you may vote in person by virtually attending the Annual Meeting.

If you submit a proxy by telephone or via the internet, you should not return your proxy card. Instructions on how to submit a proxy by telephone or via the internet are located on the proxy card enclosed with this proxy statement.
If you hold your shares through a bank or broker, follow the voting instructions you receive from your bank or broker. Street name holders may submit a proxy by telephone or the internet, if their bank or broker makes these voting methods available, in which case the bank or broker will enclose related instructions with this proxy statement.
How can I attend the Annual Meeting?
The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.
You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting https://meetnow.global/MGKMM64/. You also will be able to vote your shares online by attending the Annual Meeting by webcast.
To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The online meeting will begin promptly at 9 a.m., Eastern Standard Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.
How do I register to attend the Annual Meeting virtually on the Internet?
If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.
To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Company holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Standard Time, on Wednesday, November 9, 2022.
You will receive a confirmation of your registration by email after we receive your registration materials.
Requests for registration should be directed to us at the following:
By email —
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail —
Computershare
Ebix, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Why are you holding a virtual meeting instead of a physical meeting?
The virtual meetings we held in 2020 and 2021 in order to ensure the safety of Company employees and stockholders during the prevalence of the novel coronavirus known as COVID-19 and its related variants, provided us with certain benefits we preferred, including, expanded access, improved communication and cost savings for our stockholders and the Company.
Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the applicable vote at the Annual Meeting by:
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Delivering to Computershare Shareowner Services a written notice, bearing a date later than the proxy, stating that you revoke the proxy;

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Submitting a later-dated proxy relating to the same shares by mail, telephone or the internet prior to the applicable vote at the Annual Meeting; or

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Virtually attending the Annual Meeting and voting in person (although virtual attendance at the Annual Meeting will not, by itself, revoke a proxy).

You should send any written notice or a new proxy card to: Ebix, Inc. c/o Computershare Investor Services, P.O. Box 43001, Providence, RI 02940-3001, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the internet. You may request a new proxy card by calling Computershare Shareowner Services, Proxy Processing at 1-888-213-0965 (toll-free).
Will anyone contact me regarding this vote?
We have retained Computershare Shareowner Services to distribute proxy solicitation materials to brokers, banks, and other nominees. The fee for this firm’s services is estimated to be $6,000, plus reimbursement for reasonable out-of-pocket costs and expenses. In addition, we have also engaged D.F. King to assist in the solicitation of proxies from our stockholders. The fee for this firm’s services is estimated to be $8,500, plus reimbursement for reasonable out-of-pocket costs and expenses.
In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile, or in person but will not receive any additional compensation for these services. Following the original mailing of the proxy solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and related soliciting materials to beneficial owners for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.
Who has paid for this proxy solicitation?
All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this proxy statement, will be borne by the Company.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and publish final detailed voting results on a Current Report on Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting.
Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this proxy statement?
There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this proxy statement.

May I propose actions for consideration or nominate individuals to serve as directors at next year’s annual meeting?
You may submit proposals for consideration at future annual stockholder meetings. In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2023 Annual Meeting of the Company’s Stockholders (the “2023 Annual Meeting”) pursuant to SEC Rule 14a-8, your proposal must be received by our Corporate Secretary no later than June 20, 2023 (unless the meeting date is changed by more than 30 days from November 16, 2023, in which case a proposal must be received a reasonable time before we print proxy materials for the 2023Annual Meeting) and submitted in compliance with the rule. Proposals should be directed to our Corporate Secretary, Ebix, Inc., 1 Ebix Way, Johns Creek, Georgia 30097, and should comply with the requirements of Rule 14a-8 and the requirements of our Bylaws.
If our Corporate Secretary receives at the address listed above any stockholder proposal intended to be presented at the 2023 Annual Meeting without inclusion in the proxy statement for the meeting after September 2, 2023 (unless the meeting date is changed by more than 30 days from the anniversary of the Annual Meeting, in which case a proposal must be received a reasonable time before we print proxy materials for the 2023 Annual Meeting), SEC Rule 14a-4(c) provides that the proxies designated by the Board will have discretionary authority to vote on such proposal. The proxies designated by the Board will also have such discretionary authority, notwithstanding the stockholder’s compliance with the deadlines described above, if we advise stockholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter, and the stockholder does not comply with specified provisions of the SEC’s rules.
Section 3.10 of the Company’s Amended and Restated Bylaws creates certain advance notice requirements for stockholder nominations of directors at both annual and special meetings. To be timely, a director nomination by a stockholder for an annual meeting must be submitted not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting. In the case of a nomination at a special meeting or if the meeting date is moved by more than 30 days from the anniversary date of the immediately preceding annual meeting, notice of such nomination must be given within 10 days after the date that notice of such meeting was provided or made public. Stockholders who wish to submit nominees for the position of director should submit their nominees in writing by mail to our Corporate Secretary, Ebix, Inc., 1 Ebix Way, Johns Creek, Georgia 30097. Nominations for the 2023 Annual Meeting must be received between July 19, 2023 and August 18, 2023.

INFORMATION CONCERNING THE BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND THE CORPORATE GOVERNANCE OF THE COMPANY
Generally
Our business is managed by the Company’s employees under the direction and oversight of the Board. Except for Mr. Raina, none of our current directors are employees of the Company. We keep directors informed of our business through discussions with management, materials we provide to them, visits to our offices and facilities and their participation in Board and Board committee meetings.
The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee (the “CGC”). Members of each of these committees are nominated by the CGC and are appointed annually at the meeting of the Board held following each annual meeting of stockholders. Each of these committees is composed entirely of independent, non-management directors and operates under a charter approved by the Board which sets out the purposes and responsibilities of each committee. These committees annually review and, as appropriate, seek revisions of their charters to reflect, among other things, changing regulatory developments. All three of these charters are available for review at our website at www.ebix.com/corporate-governance. The principal responsibilities of these committees are described below.
Our Board carefully follows the corporate governance requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the rules adopted thereunder by the SEC and the Nasdaq Marketplace Rules. Our Board has established Corporate Governance Guidelines, which address, among other things, the Board’s composition, qualifications and responsibilities, director education and stockholder communication with directors. These guidelines are reviewed annually and amended as necessary or appropriate in response to changing regulatory requirements and evolving best practices.
Director Independence
Under our Corporate Governance Guidelines, we require that a majority of the Board consist of independent, non-management directors, who also meet the criteria for independence required by the Nasdaq Marketplace Rules. Under such rules, a director can be independent only if the director does not trigger a categorical bar to independence and our Board affirmatively determines that the director does not have a relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director. Our Board annually evaluates each member’s independent status.
The Board has determined that, as of January 1, 2022 the following seven of the Company’s directors are independent under the Nasdaq Marketplace Rules: Messrs. Benz, Bhalla, Eckert, Hebard, Herter, Kaul, and Keller. Mr. Raina, as a management director, participates in the Board’s activities and provides valuable insight and advice.
Non-management directors have access to individual members of management and to other employees of the Company on a confidential basis. Directors also have access to Company records and files and directors may contact other directors without informing Company management of the purpose or even the fact of such contact.
Audit Committee
The Company has a standing Audit Committee. The Audit Committee’s principal responsibility is to assist the Board in its general oversight of the Company’s financial reporting, internal controls, ethics compliance and audit functions. This committee is directly responsible for the appointment, compensation and oversight of the work of the Company’s independent public accounting firm, reviews the annual financial results and the annual audit of the Company’s financial statements and approves the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K.
The Audit Committee assists the Board in monitoring: (a) the integrity of our financial statements, (b) the effectiveness of our internal control over financial reporting, (c) the effectiveness of our disclosure controls, (d) the qualifications and independence of our independent registered public accounting firm,

(e) the performance of our independent registered public accounting firm, and (f) our compliance with legal and regulatory requirements. The Audit Committee is also responsible for oversight of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Audit Committee’s charter provides that the Audit Committee review and approve related party transactions (as defined and required by applicable securities laws, rules and regulations and the Nasdaq Marketplace Rules) and conflicts of interest questions between Board members or senior management, on the one hand, and the Company, on the other hand. The Audit Committee is also responsible for reviewing and monitoring compliance with the Company’s Code of Ethics for Senior Financial Officers. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, financial reporting, internal accounting controls or auditing matters and the confidential and anonymous submission by Company employees of concerns regarding accounting and auditing matters.
The Audit Committee exercises oversight responsibility regarding the quality and integrity of our auditing and financial reporting practices. In discharging this responsibility, the Audit Committee, among other things, holds the authority to approve or remove the independent registered public accounting firm and to pre-approve the audit and any non-audit service to be provided by the auditors and reviews the results and scope of the annual audit performed by the auditors. The Audit Committee has three members, who currently are Messrs. Bhalla (Chairman), Benz and Keller. After reviewing the qualifications of the current members of the Audit Committee, and any relationships they may have with the Company that might affect their independence from the Company, our Board has determined that: (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Securities Exchange Act of 1934, (2) all current members of the Audit Committee are “independent” as that concept is defined in the Nasdaq listing standards, (3) all current members of the Audit Committee are financially literate, and (4) Mr. Bhalla qualifies as an “audit committee financial expert” as defined under SEC rules promulgated under the Sarbanes-Oxley Act of 2002. The Audit Committee met seven times during 2021. The Audit Committee exercises its authority pursuant to a written charter that was adopted in October 2004.
Compensation Committee
The principal responsibilities of the Compensation Committee are to: (a) review and make recommendations to the Board concerning the compensation of the named executive officers of the Company, (b) provide input and make recommendations to the Board regarding the general compensation goals, guidelines, and policies for the Company’s employees, (c) administer the Company’s equity incentive programs and awards under such programs, and (d) consider and make recommendations with respect to the Company’s existing and proposed compensation and bonus plans, including the adoption of new equity incentive plans or other executive compensation programs. The Compensation Committee also is responsible for a review and recommendation to the Board as to the compensation and benefits to be paid to non-employee directors.
The Compensation Committee is responsible for periodically reviewing our incentive compensation arrangements to confirm that the design of incentive pay does not encourage unnecessary risk-taking. The Compensation Committee also reviews the Compensation Discussion and Analysis contained in this proxy statement and prepares a report for inclusion in this proxy statement. The Compensation Committee currently consists of Messrs. Keller (Chairman), Benz and Eckert. The Compensation Committee met nine times during 2021. The Compensation Committee does not delegate its authority to management.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee (“CGC”) is responsible for developing and implementing policies and practices relating to corporate governance and oversight, including reviewing and monitoring implementation of our Corporate Governance Guidelines. The CGC oversees the identification and evaluation of director candidates, consistent with the criteria approved by the Board, and it makes recommendations to the Board with respect `to director nominees, including stockholder nominee recommendations (provided such stockholder nominees are recommended in accordance with the procedures set forth in the Company’s Bylaws as further described in the “Stockholder Proposals” section of this proxy statement), membership on the Board committees, and the appointment of committee chairs. The CGC also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. In addition, the CGC considers matters of corporate governance generally and it annually evaluates our Corporate Governance Guidelines, making any recommendations or changes that it deems appropriate to the Board for its consideration. To the extent that we receive any stockholder proposals that relate to corporate governance matters, the CGC is responsible for reviewing such proposals and making recommendations to the Board. The Corporate Governance Committee currently consists of Messrs. Eckert (Chairman), Bhalla, and Herter. The CGC met one time in 2021. See “Director Qualifications” section and “Our Director Nominations Process” section of this proxy statement below.
Director Qualifications
The Board seeks members from diverse personal and professional backgrounds and who combine a broad spectrum of experience and expertise. At a minimum, directors should also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors should also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interest of the stockholders. While the Company’s Corporate Governance Guidelines do not prescribe specific diversity standards, as a matter of practice, our CGC takes into account the personal characteristics (e.g., gender, ethnicity and age) and experience (e.g., industry, professional and public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.
In evaluating a director candidate, it is preferable that candidates possess a considerable amount of business management (such as experience as a chief executive officer or chief financial officer) and educational experience. However, the CGC also considers other factors that are in the best interests of the Company and its stockholders, including: (a) the knowledge, experience, candor, integrity and judgment of each candidate, (b) the alignment of the candidates’ knowledge and experience, both individually and as a group, with the needs of the business, (c) the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented, (d) each candidate’s ability to devote sufficient time and effort to his or her duties as a director, (e) independence and willingness to consider all strategic proposals, and (f) any other criteria established by the Board and any core competencies or technical expertise necessary to staff Board committees.
In addition, the CGC assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills, and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties. The CGC and the Board as a whole believe that diversity, including gender, race and national origin, education, professional experience, and differences of viewpoints and skills is an important consideration when screening and evaluating candidates for nomination to the Board. The Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees and continuing directors.
The CGC believes that it is important that the Board members have complementary skills that together can best guide the Company to a successful future. In considering whether the nominees meet the requirements necessary to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the CGC and the Board focused on the information provided in the directors’ individual biographies set forth below, as well as their personal knowledge and experience in having worked with one another as members of the Board. Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are also described under “Proposal 1 — Election of Directors.”
The information provided in Proposal 1 presents information as of the date of this proxy statement about each director nominee. The information presented includes the name of each of the nominees, along with his or her age, all positions held with the Company, term of office as a director, principal occupations or employment for the past five years or more, involvement in certain legal proceedings, if applicable, and the name of all other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, the information presented also includes a description of the specific experience, qualifications, attributes and skills of each nominee and continuing director that led our CGC to conclude that he or she should serve as a director of the Company for the ensuing term.

Board Diversity Matrix
The following table sets forth Board level diversity information based on voluntary self-identification of our eight current directors.
Board Diversity Matrix (as of October 10, 2022)
Gender Identity	Female	Male	Non-Binary	Did Not Disclose
Directors	1	7	0	0
Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	2	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	0	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Our Director Nominations Process
The Board is responsible for selecting director candidates. The Board has delegated the process to the CGC. The CGC identifies individuals qualified to become Board members and recommends such individuals to the Board for its consideration. While the CGC has the authority to retain a third party to assist in the nomination process, it has not done so to date.
Directors may also be nominated by our stockholders. Eligible stockholders may nominate a candidate for election to the Board. Those stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedure generally described in the “Stockholder Proposals” section of this proxy statement. The Board applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. The Board does not have a separate policy with regard to the consideration of candidates recommended by stockholders other than the procedures generally described in “Stockholder Proposals” in this proxy statement.
Board Committee Membership and Meetings
The following table lists our three board committees, the directors who served on them as of the end of 2021 and the number of committee meetings held in 2021.
Name	Audit	Compensation	Corporate Governance and Nominating
Mr. Bhalla	C		M
Mr. Benz	M	M
Mr. Eckert		M	C
Mr. Herter			M
Mr. Keller	M	C
Mr. Raina
Mr. Hebard
2021 Meetings	7	9	1

It is the Company’s policy that directors should attend each meeting of the Board of Directors and each meeting of the committees on which they serve. During 2021, the Company’s full Board of Directors met five times, with all of the meetings over telephonic conference calls due to the COVID-19 pandemic. Each member of the Board of Directors either attended all or all but one of the regular meetings of the Board and the Board committees on which the director served and for which he or she eligible to participate. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and Chief Executive Officer and sometimes with others pertinent members of management regarding matters of interest and concern to the Company. The Company invites, but does not require, its directors to attend the annual stockholders meeting. The Company has an international Board of Directors which has made attendance at past physical annual meetings more difficult. Two directors attended the 2021 Annual Meeting.
Effective January 9, 2015, the Company amended its Bylaws in a way that changed the procedures by which security holders may recommend nominees to the Company’s Board of Directors. Section 3.10 of the Amended and Restated Bylaws creates certain advance notice requirements for stockholder nominations of directors at both annual and special meetings. To be timely, a director nomination by a stockholder for an annual meeting must be submitted not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting. In the case of a nomination at a special meeting, notice of such nomination must be given within 10 days that notice of such meeting was provided or made public.
In addition, Section 3.10 requires disclosures relating to the nominees and their relationships with stockholders proposing their nomination. Among other things, Section 3.10 requires a proposed nominee to: (1) represent and promise that the nominee is not, and will not become, party to any understanding with another person (a) to vote or act as a Director in a certain manner or (b) concerning compensation, reimbursement or indemnification without disclosure to the Company; and (2) represent that, if elected to the Board, such nominee would comply with Regulation FD and Company governance, trading, ethics, stock ownership and other policies.
Section 3.10 also requires disclosures similar to a stockholder proposing business for an annual meeting. In addition, a proposing stockholder, including its affiliates, must disclose all agreements or other understandings with a director nominee it has proposed, as well as any other material interest involved in such nomination.
Executive Sessions of the Board
On February 20, 2015, the Board appointed Hans Ueli Keller as Lead Independent Director. As Lead Independent Director, Mr. Keller’s responsibilities include, but are not limited to: (i) coordinating the activities of the independent directors; (ii) setting the agenda for board meetings in conjunction with the CEO and corporate secretary; (iii) chairing executive sessions of the independent directors; and (iv) performing such other duties as are assigned from time to time by the Board.
It is the policy of the Company for the independent directors of the Company to meet in executive session following meetings of the Board. The independent directors may call upon members of management and outside consultants, including auditors and executive compensation consultants, to participate in executive sessions. To the extent any specific issues surface or it is appropriate to provide feedback to management following an executive session, the Lead Independent Director acts as a liaison with the Chairman to convey information or coordinate action with management.
Stockholder Communications
The Board has established a process for stockholders and other interested parties to communicate with the Board or to individual members of the Board. Such communications, whether by letter, e-mail or telephone, should be directed to the Secretary of the Company who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Secretary or his designee, may not be forwarded to the directors. If the communication is specifically marked as a private communication for the Board, or for a specific director, the Secretary will not open the correspondence, but will forward it to the addressee. These procedures may change from time to time, and you are encouraged to visit our website at www.ebix.com for the most current means of contacting our directors.

If a stockholder wishes to communicate to the Chairman of the Audit Committee about a concern relating to the Company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chairman of the Audit Committee in care of the Company’s Secretary at the Company’s headquarters address. If the concern relates to the Company’s governance practices, business ethics or corporate conduct, the concern likewise should be submitted in writing to the Chairman of the Audit Committee in care of the Company’s Secretary at the Company’s headquarters address. If the stockholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the Company’s Secretary. The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a stockholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to Darren Joseph, Corporate Vice President — Finance & Human Resources, at the Company’s headquarters or by telephone at (678) 281-2028.
The Board’s Role in Risk Oversight
The Board has an active role, both as a whole and at the committee level, in overseeing the management of the Company’s risk. The Board is responsible for establishing and reviewing the Company’s strategic direction and determining the acceptable risk tolerance of the Company, engaging management to implement its strategic plan within approved risk tolerances and monitoring the effectiveness of and exercising oversight over management, the compensation of management and the Company’s internal controls over financial reporting. Risk can take different forms, including operating risk, financial risk, general economic risk, unemployment risk, risk related to management succession, risk of fraud and reputational risk. The Board discharges many of its responsibilities and oversight functions with respect to risk through its Audit Committee, Compensation Committee and Corporate Governance Committee. The Corporate Governance Committee is responsible for establishing corporate governance procedures designed to effectively administer the Board’s strategic planning and oversight duties, including an annual evaluation of the Board’s leadership structure, along with risks associated with the independence of the Board members and potential conflicts of interest. The Audit Committee supports the Board’s risk oversight functions through its review of the Company’s internal controls over financial reporting, fraud risks identified by management and the Company’s financial statements and their preparation, as well as its oversight of the Company’s Code of Conduct and the administration of the Company’s whistleblower procedures. The Compensation Committee establishes the appropriate compensation incentives in light of its views regarding an appropriate impact that the Company’s compensation policies have on risk. Because all of these committees are comprised solely of independent directors, our independent directors have a significant role in the Board’s risk oversight function. While each committee is responsible for evaluating and overseeing certain risks, the entire Board is apprised of such risks through regular committee reports. This enables the Board and its committees to coordinate risk oversight, particularly with respect to risk interrelationships. See “Board Committee Membership and Meetings” for further discussion of the roles, responsibilities and inter-relationships of the Board Committees. We believe our current Board leadership structure is appropriate and helps ensure proper risk oversight for the Company.
Board Leadership Structure
Robin Raina serves as both the Chief Executive Officer and Chairman of the Board. We combine this traditional leadership structure with a board structure in which Mr. Raina is the only non-independent director. We believe this leadership model, with our Chief Executive Officer also serving as Chairman of our Board, benefits our Company in several ways. A combined Chairman/Chief Executive Officer role helps provide strong, unified leadership for our management team and Board. Our customers, suppliers and other business partners view our Chairman/Chief Executive Officer as a visionary leader in our industry, and we believe that having a single leader for the Company is good for our business. The Board believes its members have no reticence about forcefully expressing their views while at the same time fully and fairly considering the views of their fellow directors, and that the members of the Board have the experience and ability to critically evaluate the performance of our Chief Executive Officer and chairman and in implementing the strategic, as well as the day-to-day, goals of the Company. Although the Board periodically evaluates alternative board governance models and refinements to the existing structure, it believes, after assessing the current service of the Company’s Chief Executive Officer and chairman and the current composition of the Board, that the current Board leadership structure is appropriate for the Company.
Code of Conduct and Ethics
The Board has adopted the Code of Conduct and Ethics (the “Code of Ethics”), which applies to the senior financial officers (the “Senior Financial Officers”) of the Company and its subsidiaries, including its principal executive officer, principal financial officer and principal accounting officer. Our Board also has adopted a Code of Conduct, articulating standards of business and professional ethics, which is applicable to all of our directors, officers and employees. The Company is committed to the highest standards of professional and ethical conduct, and the Code of Ethics and Code of Conduct provide guidance as to upholding these standards.
The Code of Ethics consists of basic standards of business practice, as well as professional and personal conduct, including prohibitions against any conduct or transactions that might constitute a conflict of interest between the Senior Financial Officers and the Company. Any action that might constitute a conflict of interest is reviewed by Company management, and potential conflicts of executive officers or members of the Board are reviewed by the Board.
This Code of Ethics is posted on the Company’s website at www.ebix.com, where it may be found by navigating to “Ebix Inc. Code of Ethics” under Corporate Governance within the Investor section of the website. Any amendment to or waiver of the Code of Ethics must be approved by the Audit Committee and will be promptly disclosed by the Company. The Company intends to satisfy the disclosure requirement under Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Ethics by posting such information on the Company’s website, at the address and location specified above. These codes are reviewed annually and amended as necessary or appropriate in response to changing regulatory requirements and evolving best practices.
Availability of Corporate Governance Documents
The charters of the Audit Committee, the Compensation Committee and the Corporate Governance Committee, as well as other documents relating to corporate governance at Ebix, are available in the corporate governance section of our website at www.ebix.com/corporate-governance. You may also obtain copies of these materials, free of charge, by sending a written request to Ebix, Inc. at 1 Ebix Way, Johns Creek, Georgia 30097, Attn: Investor Relations.
Director Compensation
On December 1, 2021, the Board granted the seven non-employee directors options to purchase 6,000 shares of common stock, of which one-fourth will vest on December 1, 2022, and the remaining options will vest ratably each quarter in the years 2023, 2024 and 2025. On December 17, 2020, the Board granted the six non-employee directors options to purchase 6,000 shares of common stock of which one-fourth will vest on December 17, 2021, and the remaining options will vest ratably each quarter in the years 2022, 2023 and 2024. In addition, each non-employee director received an annual cash retainer of $25,000 during 2021. Mr. Keller received an additional cash retainer of $16,000 for serving as the Compensation Committee Chairman and $8,000 for serving on the Audit Committee. Mr. Benz received an additional cash retainer of $8,000 for serving on the Audit Committee and $8,000 for serving on the Compensation Committee. Mr. Bhalla received an additional cash retainer of $32,000 for serving as the Audit Committee Chairman and $8,000 for serving on the Audit Committee.

2021 Director Compensation
Name	Fees Earned or Paid in Cash	Option Awards ($)	Total ($)
Pavan Bhalla	$65,000	$93,193	$158,193
Hans Ueli Keller	49,000	93,193	142,193
Hans U. Benz	41,000	93,193	134,193
Neil D. Eckert	25,000	93,193	118,193
Rolf Herter	25,000	93,193	118,193
George Hebard, III	25,000	93,193	118,193
Priyanka Kaul*	16,667	93,193	109,860

*
Director since May 2021, fees earned for eight months

The following table lists below the aggregate number of outstanding options held by each director as of December 31, 2021:
Aggregate Stock Option Awards at Year End
Pavan Bhalla	36,000
Hans Ueli Keller	36,000
Hans U. Benz	36,000
Neil D. Eckert	36,000
Rolf Herter	36,000
George Hebard, III	30,000
Priyanka Kaul	6,000
Executive Officers
We have four executive officers: Robin Raina, Steven M. Hamil, Leon d’Apice and James Senge, Sr. Information as to Mr. Raina is provided below.
STEVEN M. HAMIL, 54, joined the Company in April 2020 to serve as the Company’s Corporate Executive Vice President and the Company’s Global Chief Financial Officer. Prior to joining the Company and since 2013, Mr. Hamil served at Regions Financial Corporation as a Senior Vice President and Managing Director in the technology, media and communications and defense and governments services banking group. Prior to this position he served as Senior Vice President and Senior Client Manager at BBVA USA and its predecessor company, Compass Bancshares Inc., from 2010 to 2013. From 2000 to 2009, Mr. Hamil held multiple positions at Wachovia Capital Markets, LLC, the latest being a Director within the Loan Syndications/Leverage Finance group. Earlier in his career, Mr. Hamil was the Senior Vice President of Finance and Chief Accounting Officer at Movie Gallery, Inc., and held positions at Bank of America Corporation and Ernst & Young Global Limited. Mr. Hamil is a certified public accountant (inactive — State of Alabama) and holds both a B.S. in Business Administration (Accounting) from the University of Alabama (summa cum laude) and a Masters of Business Administration from Duke University’s Fuqua School of Business.
LEON d’APICE, 66, was made an executive officer of the Company in 2012. He serves as the Company’s Corporate Executive Vice President and Managing Director — Ebix Australia Group. Mr. d’Apice, has been employed with Ebix since 1996 when the Company acquired Complete Broking Systems Ltd for which Mr. d’Apice was also a part owner. Mr. d’Apice has been in the information technology field since 1977 and is currently responsible for all of the operations of Ebix’s Australia business units.
JAMES SENGE, SR., 61, was made an executive officer of the Company in 2012. He serves as the Company’s Senior Vice President EbixHealth. Mr. Senge has been employed with Ebix since 2008 when the Company acquired Acclamation Systems, Inc. (“Acclamation”). Mr. Senge had been employed by

Acclamation since 1979. During his over 33 years with Acclamation/Ebix Mr. Senge has been involved with all facets of the EbixHealth division, including being responsible for the strategic direction and day to day operations of the divisions. Mr. Senge’s focus is on expanding the Company’s reach into the on-demand, end to end technology solutions for the health insurance and healthcare markets. Mr. Senge works from Ebix’s Pittsburgh, Pennsylvania office.

PROPOSALS:
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
EACH OF PROPOSALS 1 THROUGH 3 BELOW.
PROPOSAL 1 — ELECTION OF DIRECTORS
Proposal 1
Proposal 1 is the election of eight nominees to the Board. In accordance with our Bylaws, the number of directors constituting the entire Board is fixed between four and eight directors. The CGC has recommended all of our current directors be nominated for re-election. If elected, each will hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified. Information concerning all director nominees appears below.
The Board expects that all of the nominees will, if elected, be available to serve. If a nominee should decline re-election or become unable to serve for any reason, votes will be cast for a substitute nominee. If the Board designates any such substitute nominee, or, if no substitute nominee is so designated prior to the election, votes will be cast according to the judgment of the person or persons named in the proxy.
ROBIN RAINA, 56, has been a director at Ebix since 2000 and Chairman of the Board at Ebix since May 2002. Mr. Raina joined Ebix in October 1997 as our Vice President — Professional Services and was promoted to Senior Vice President-Sales and Marketing in February 1998. Mr. Raina was promoted to Executive Vice President, Chief Operating Officer in December 1998. Mr. Raina was appointed President effective August 2, 1999, Chief Executive Officer effective September 23, 1999 and Chairman in May 2002. Mr. Raina holds an industrial engineering degree from Thapar University in Punjab, India.
Areas of Relevant Experience.   Mr. Raina’s strategic direction for the Company and implementation of such direction has proven instrumental for the Company’s turnaround and growth.
HANS U. BENZ, 76, After receiving a master’s degree at the “Swiss Harvard Business School” University of St. Gallen (HSG) in 1970, Hans Benz had a System- and Business-Engineer career for 40 years in many different positions. Mr. Benz joined Ebix as a director in 2005. From 2001 to 2005 Mr. Benz was President of the holding of the BISON GROUP, a Swiss corporation that develops and implements process-oriented business solution software in Europe. Prior to this position and from 1995 to 2001 he was President of a Swiss banking software development company belonging to the UBS Group. Previously Mr. Benz was with the private bank of Coutts & Co., Zürich as Senior Vice President and was also head of their global IT organization as a part of their larger worldwide NatWest IT organization.
Areas of Relevant Experience.   Mr. Benz’s former business experience extends from wholesale and retail industry to the Swiss private insurance industry as founding partner in a national data center. He has extensive experience in the software ERP and finance sectors, international marketing, strategic planning, IT planning, executive compensation, and defining strategic vision.
PAVAN BHALLA, 59, has been a director of Ebix since June 2004. He is currently the Chief Financial Officer of Vialto Partners, a leader in the global mobility space comprising over 6000 dedicated Immigration and Tax professionals supporting multinational corporations globally. Previously, Mr. Bhalla was a Partner with FCM LLC, a consulting firm that serves the largest private equity firms in the world, from March 2019 to January 2021. Prior to that, from May 2017 to March 2019, he was President of Alight Solutions, a global provider of HR outsourced solutions. From September 2011 to April 2017, he was with Aon Corporation and held a number of positions including the CEO of their HR Outsourcing business. Prior to this role, he was the Executive Vice President, Chief Financial Officer and Treasurer of Harris Interactive Inc., a position he held since October 2010. Prior to that, Mr. Bhalla served as Vice President for Hewitt Associates, and had been in this role since August 2006. Before the roles at Hewitt Associates and Harris Interactive, Mr. Bhalla served as the Senior Vice President — Finance of MCI Inc., a global telecommunications company, and supervised the financial management of MCI’s domestic business units. Prior to joining MCI in August 2003, Mr. Bhalla spent more than seven years with BellSouth Corporation, a telecommunications company, serving in a variety of executive positions, including Chief Financial Officer of BellSouth Long Distance from 1999 to 2002 and Corporate Controller of BellSouth Cellular Corp. from 1997 to 1999. Mr. Bhalla holds a master’s degree in business administration from the University of Chicago’s Booth School of Business. He is also a registered Certified Public Accountant from Illinois.

Areas of Relevant Experience.   Mr. Bhalla has extensive hands-on relevant experience in corporate finance and international business transactions. His extensive accounting and financial background qualifies him as an audit committee financial expert under applicable SEC and the Nasdaq Stock Market Marketplace Rules (the “Nasdaq Marketplace Rules”).
NEIL D. ECKERT, 60, has been a director of Ebix since 2005. Mr. Eckert is the founder and Chairman of Conduit Re, founded in November 2020 through the largest IPO start up in the history of the London Stock Exchange, raising over $1.05 billion. He also serves as the Executive Chairman of IncubEx, a company that specializes in the development of environmental commodity markets. He was also co-founder and Chief Executive Officer of Climate Exchange PLC until the sale of the company to Intercontinental Exchange in July 2010. Climate Exchange owned Chicago Climate exchange and European Climate exchange, which hosted over 90% of Global Carbon Emissions Trading Scheme volumes. Mr. Eckert was also previously the founding Chairman of Trading Emissions PLC, an Aim listed company that invested in carbon emissions reduction permits. Mr. Eckert was a co-founder of Benfield Group in 1988 and served on its board of directors until 1999. He founded Brit Insurance in 1995 and served as Chief Executive Officer until 2005 and served as Non-Executive Director of Arthur J. Gallagher UK Ltd until 2015. Mr. Eckert was founder and Chairman of Aggregated Micropower PLC, an Aim listed renewable energy developer until its sale in January 2020.
Areas of Relevant Experience.   Mr. Eckert has an extensive background with experience operating as either the Chairman or CEO of public companies and has executive experience in strategic planning, hands-on understanding of the insurance industry, and sales and marketing. He has worked with seven companies that have undergone an initial public offering process and has extensive M&A experience. Mr. Eckert has extensive experience in environmental markets and ESG-related matters.
GEORGE W. HEBARD III, 49, has been a director of Ebix since March 2015. Mr. Hebard is the Managing Partner of Ziba Capital, a New York investment firm. He previously served as a Managing Director of Barington Capital Group, a New York investment firm, from January 2014 to June 2019. Mr. Hebard was previously Interim Principal Executive Officer and Interim Chief Operating Officer of Enzon Pharmaceuticals, Inc., a position he held as an employee from May 2012 to December 2013 and as a consultant from January 2014 to March 2016. From September 2011 to April 2012, Mr. Hebard was a Managing Director at Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds. From January 2005 to September 2011, Mr. Hebard served as a Managing Director at Blue Harbour Group, an investment firm in Greenwich, Connecticut. Prior to Blue Harbour Group, Mr. Hebard served as a Managing Director at Ranger Partners from April 2002 to December 2003, and prior to Ranger Partners, Mr. Hebard was an Associate at Icahn Associates Corp. from August 1998 to April 2002. Mr. Hebard was also a director of Turning Point Brands, Inc. (NYSE: TPB) from May 2014 to September 2018 and a director of Enzon Pharmaceuticals, Inc. (NASDAQ: ENZN) from February 2012 to November 2013. He has an MBA from INSEAD and an A.B. in Economics from Princeton University.
Areas of Relevant Experience.   Mr. Hebard brings to the Board over twenty years of experience working in finance and investment management, including a strong record as a financially sophisticated investor with a broad understanding of the operational, financial and strategic issues facing public and private companies.
ROLF HERTER, 58, has been a director of Ebix since 2005. Mr. Herter is the managing partner of Streichenberg, Attorneys at Law in Zurich, Switzerland. Streichenberg is a mid-sized commercial law firm, and Mr. Herter has been managing partner since 2004. Mr. Herter’s practice consists, among others, of representation for information technology companies, both private and publicly held. He has served on the board of directors of several companies and is currently serving as a member of the board of directors of YSMA AG, Ostschweizerische Treuhandgesellschaft AG, Swiss Brand Partners AG, Ambu AG, FT Red Three AG, Global Sourcing Services AG, Alma Packaging AG, Alma Immobililen & Verwaltungs AG and Bank & Olufsen AG.
Areas of Relevant Experience.   Mr. Herter has extensive experience in the legal sector with expertise in managing multiple companies in terms of investments, capital structure, organization restructuring and governance, and with an expertise in European affairs.

PRIYANKA KAUL, 45, has been a director of Ebix since May 2021. Ms. Kaul is the founder and CEO of Sundays Forever, an Indian luxury travel property company which she started in 2021. She has held various leadership positions in her career, including CEO of Forbes India and Division President of Network 18 Group (CNBC TV 19 and CNN TV 18) from 2018 – 2020, and as Chief Marketing and Revenue Officer at one of India’s leading media groups, NDTV, from 1998 to 2018. Ms. Kaul pioneered multiple award-winning environmental campaigns for brands such as Toyota, Aircel, Coca-Cola, Reckitt Benckiser and the Gates Foundation, among others.
Areas of Relevant Experience.   Ms. Kaul has extensive experience as a CEO, sales and marketing executive, and corporate strategist within the travel and media industries.
HANS UELI KELLER, 69, has been a director of Ebix since 2004. Mr. Keller has spent over 20 years with Zurich-based Credit Suisse, a global financial services company, serving as Executive Board Member from 1997 to 2000, head of retail banking from 1993 to 1995, and head of marketing from 1985 to 1992. He serves as chairman of the board of Helvetica Property Investors AG, Zurich, a real estate fund and asset management company.
Areas of Relevant Experience.   Mr. Keller has extensive executive experience in sales and marketing, corporate finance, strategic planning, executive compensation, and international distribution.
The Board unanimously recommends that stockholders vote FOR the election of each of its nominees for director named above.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal 2
The Audit Committee of the Board appointed KG Somani & Co. (“KGS”), effective March 5, 2021 to serve as the Company’s independent registered public accounting firm for fiscal 2020 and 2021. Although our Bylaws do not require that the stockholders ratify the appointment of KGS as our independent registered public accounting firm, we are submitting the appointment of KGS to the stockholders for ratification as a matter of good corporate governance. If our stockholders do not ratify the appointment, the Board and the Audit Committee will reconsider whether or not to retain KGS. Even if the appointment is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of Ebix and its stockholders.
A representative of KGS is expected to attend the Annual Meeting, and he or she will have the opportunity to make a statement and will be available to respond to appropriate questions. For additional information regarding the Company’s relationship with KGS, please refer to the “Report of the Audit Committee” below.
During the fiscal years ended December 31, 2020 and 2021, neither the Company nor anyone acting on behalf of the Company, consulted KGS regarding any of the matters or events set forth in Item 3.04(a)(2) of Regulation S-K. The Audit Committee decided to continue with KPMG for Valuation and Ernst & Young LLP for tax advice, tax provisioning and SOX work, for the years 2020 and 2021.
The Audit Committee had previously appointed RSM US LLP (“RSM”) to serve as the Company’s independent auditor for fiscal year 2019 and fiscal year 2020. As previously disclosed in a Current Report on Form 8-K filed on February 19, 2021 (the “Initial 8-K”), by letter dated February 15, 2021, RSM notified the Audit Committee of its resignation as the Company’s independent registered public accounting firm.
RSM was engaged by the Audit Committee on December 21, 2018 to serve as the Company’s independent auditor for the fiscal year ending December 31, 2019 and was engaged again on June 12, 2020 to serve as the Company’s independent auditor for the fiscal year ending December 31, 2020. RSM’s previously issued reports on the Company’s consolidated financial statements and the Company’s internal controls over financial reporting for the fiscal year ended December 31, 2019 did not contain an adverse opinion or a disclaimer of opinion; nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. As of February 15, 2021, RSM had not completed its audit procedures or issued any reports on the Company’s consolidated financial statements and internal controls over financial reporting for the fiscal year ended December 31, 2020.
From December 21, 2018 when RSM was initially engaged, through RSM’s resignation, other than as provided below, there were no (i) “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and RSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of RSM, would have caused RSM to make reference to the subject matter thereof in its reports for such fiscal years and interim period, or (ii), “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.
RSM informed the Company that there was a disagreement under Item 304(a)(1)(iv) of Regulation S-K with respect to the classification of $30 million. In connection with a pending acquisition, in December 2020 the Company transferred $30 million to a commingled trust account of its outside legal counsel that was not under the direct control of the Company, and classified the funds as a cash or cash equivalent on its balance sheet. RSM discussed with the Company RSM’s view that these funds could not be classified as a cash or cash equivalent but could be classified as other current assets. There was no dispute that the $30 million was owned by the Company and would be classified as part of current assets included in the financial statements.
The Company considered this issue to be an initial difference of opinion based on incomplete facts or preliminary information rather than a “disagreement” pursuant to Item 304(a)(1)(iv).

On February 15, 2021, RSM told the Chairman of the Company’s Audit Committee during a telephone call that RSM was resigning as the Company’s independent registered public accounting firm, effective immediately. RSM then advised the Chairman on the call that it was resigning as a result of being unable, despite repeated inquiries, to obtain sufficient appropriate audit evidence that would allow it to evaluate the business purpose of significant unusual transactions that occurred in the fourth quarter of 2020, including whether such transactions have been properly accounted for and disclosed in the financial statements subject to the Audit. RSM informed the Chairman that the unusual transactions concerned the Company’s gift card business in India. RSM asserts that on that call it further advised the Chairman that if this requested information was further investigated it might materially impact the fairness or reliability of the financial statements subject to the audit or affect RSMs willingness to be associated with the Company’s financial statements, but that since RSM had resigned, no further investigation would occur. The Chairman discussed with RSM the reasons for its resignation.
Promptly following the call between RSM and the Chairman of the Audit Committee, RSM sent the resignation letter dated February 15, 2021. RSM stated in its resignation letter that it was “resigning as a result of being unable, despite repeated inquiries, to obtain sufficient appropriate audit evidence that would allow it to evaluate the business purpose of significant unusual transactions that occurred in the fourth quarter of 2020, including whether such transactions have been properly accounted for and disclosed in the financial statements subject to the Audit.” RSM informed the Company that the unusual transactions concerned the Company’s gift card business in India. RSM also stated in its letter that it believed that the Company’s “internal control over financial reporting was not effective as of December 31, 2020 due to the identification of a material weakness. Specifically, management did not design or implement the necessary procedures and controls over the gift or prepaid card revenue transaction cycle sufficient to prevent or detect a material misstatement.” RSM further stated in the letter that, “because we have not completed the Audit, we cannot conclude on other control deficiencies that may rise to the level of a material weakness.”
As referenced in the Company’s February 20, 2021 press release following RSM’s resignation, the Board engaged counsel, Skadden, Arps, Slate, Meagher & Flom LLP to, along with accounting experts from the consulting firm, AlixPartners LLP, assist the Company with respect to matters raised by the former auditor’s resignation. Having reviewed the work performed by AlixPartners and considered their observations, the Board is satisfied that no steps are necessary with respect to any gift card business issues raised by the former auditor in its resignation.
In accordance with Item 304(a)(3) of Regulation S-K, the Company provided RSM with a copy of the disclosure included in the Initial 8-K prior to the filing of the Initial 8-K and on February 22, 2021, RSM provided the Company with a letter addressed to the SEC regarding the statements made in the Initial 8-K, which letter the Company filed in an amendment to the Initial 8-K filed on February 23, 2021.
The approval of Proposal Number Two requires the affirmative vote of a majority in voting interest of the Ebix stockholders present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will not affect the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and, therefore, we do not expect broker non-votes with respect to this proposal.
Fees Paid to Our Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
As previously disclosed, RSM resigned as the Company’s independent auditor on February 15, 2021 without completing the 2020 audit. On March 5, 2021 the Audit Committee appointed KGS to audit the Company’s consolidated financial statements for the fiscal year 2020. RSM served as the Company’s registered public accountants for the year ended December 31, 2019.

The following tables present fees billed for professional services rendered for the audit of our annual financial statements for 2021 and 2020:
Services Rendered by K G Somani & Co LLP	2021	2020
Audit Fees(1)	$682,500	$450,000
Audit Related Fees(2)	$—	$—
Tax Compliance Service Fees	$—	$—
All Other Fees(3)	$—	$—
Services Rendered by RSM US LLP	2021	2020
Audit Fees(1)	$—	$1,006,655
Audit Related Fees(2)	$—	$—
Tax Compliance Service Fees	$—	$—
All Other Fees(3)	$—	$—

(1)
Integrated audit of the consolidated financial statements including quarterly reviews according to the engagement letter and administrative fees.

(2)
Includes fees associated with the review of valuation reports associated with business acquisition and audits of the Company’s 401(K) plans, and related out of pocket expenses incurred by the auditors.

(3)
Includes fees related to the audit of the financial statements and the Company’s purchase accounting for certain acquired businesses.

The Audit Committee considered and pre-approved all of the above-referenced fees and services. Pursuant to a policy adopted by our Board of Directors, the Audit Committee requires advance approval of all audit services and permitted non-audit services to be provided by the independent registered public accounting firm as required by the Securities Exchange Act of 1934.
Audit and Non-Audit Service Pre-Approval Policy
Consistent with SEC policies regarding auditor independence, our Audit Committee has the responsibility to appoint, set compensation and oversee the work of our independent auditor. In recognition of this responsibility, the Audit Committee has established a policy that requires it to pre-approve all audit and permitted non-audit services performed by our independent registered public accounting firm. Pre-approval is generally detailed as to the particular service or category of services and is subject to a specified budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee has been delegated the authority to pre-approve certain services between regularly scheduled meetings, with ratification by the Audit Committee at the next regularly scheduled meeting. Management reports quarterly to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approvals and the fees for the services performed to date. All services performed by KGS related to fiscal years 2020 and 2021 and RSM related to fiscal years 2019 and 2020 were approved in accordance with this policy.
The Board unanimously recommends that the stockholders vote FOR ratification of the appointment of KG Somani & Co. as our independent registered public accounting firm for fiscal year 2022.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
Proposal
Proposal 3 is to approve the compensation of our named executive officers disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation discussion and analysis, compensation tables and narrative discussion. As described more fully in the “Compensation Discussion and Analysis” (the “CD&A”) section of this proxy statement, the compensation package of the Company’s named executive officers (as identified in the Executive Compensation section of this proxy statement under the heading “Executive Compensation Tables — Summary Compensation Table”) is designed to act as both an incentive for superior performance and as an inducement to attract and retain highly qualified senior executives, while at the same time mitigating against excessive risk. The Company’s executive compensation program promotes a performance-based culture and aligns the interests of stockholders and executives through variable, at-risk compensation. The program is also designed to attract and retain highly talented executives who are critical to the successful implementation of the Company’s strategic plan. A significant portion of Mr. Raina’s overall compensation is performance-based, in that it is dependent upon the achievement of pre-determined corporate and/or personal performance goals and strategic objectives. Stockholders are encouraged to read the CD&A, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.
The say-on-pay vote gives stockholders the opportunity to endorse or not endorse our executive compensation program by voting for or against the following resolution:
“RESOLVED, that the stockholders of Ebix approve, on an advisory basis, the compensation of the named executive officers of the Company, as disclosed in the Compensation Discussion and Analysis and the tabular and narrative disclosures contained in the Company’s proxy statement for the 2022 Annual Meeting of Stockholders.”
The Board urges stockholders to endorse the executive compensation program by voting in favor of this resolution. This advisory vote is non-binding and the Board will not be obligated to take any compensation actions or adjust our executive compensation in response to the vote. Although the say-on-pay vote is non-binding, the Board and the Compensation Committee will review the voting results and will consider the vote, as well as other communications from stockholders relating to our compensation practices and take them into account in future determinations concerning our executive compensation program. To the extent there is a significant vote against the compensation of our named executive officers, we would expect to communicate with our stockholders to better understand the concerns that influenced that vote. The Board and Compensation Committee would consider constructive feedback obtained through this process in making future determinations concerning our executive compensation.
The Board unanimously recommends that the stockholders vote FOR the approval, on an advisory basis, of the compensation paid to our named executive officers as described in the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation.”

COMPENSATION DISCLOSURE AND ALALYSIS
Objectives and Goals
The objectives of the Compensation Committee have been to adopt a compensation approach that is simple, internally equitable, and externally competitive, and that attracts, motivates, and retains qualified people capable of contributing to the growth, success and profitability of the Company, thereby contributing to long-term stockholder value.
Simplicity.
The Compensation Committee believes that a compensation package with three major elements of compensation is the simplest approach, consistent with the Company’s goals. The Company generally does not utilize special personal perquisites such as private jets, payment of country club dues, Company- furnished motor vehicles, permanent lodging, or defrayment of the cost of personal entertainment.
Internal Equity.
Internal equity has generally been evaluated based on an assessment of the relative contributions of the members of the management team. In 2021, the Compensation Committee did not undertake any formal audit or similar analysis of compensation equity with respect to either the CEO relative to the other members of the management team or with respect to the management team relative to the Company’s employees generally. However, the Compensation Committee believes that the relative difference between CEO compensation and the compensation of the Company’s other executives is consistent with such differences found in the Company’s insurance services peer group and the market for executive-level personnel for public companies of similar size.
External Competitiveness.
The Compensation Committee believes it is important to management retention and morale that compensation be competitive with our competitors. In setting annual compensation, the Compensation Committee generally reviews market data and compares total annual compensation opportunities for our executive officers with compensation opportunities for similar positions at comparable companies. Based on this review, the Compensation Committee approves compensation levels and opportunities for our CEO and our other executive officers that the Compensation Committee believes are competitive with the marketplace and provide appropriate retention and incentive value.
Major Compensation Components
The principal components of compensation for our executive officers are: (i) base salary, (ii) short-term incentives, generally in the form of cash bonus programs, and (iii) long-term incentives, generally in the form of equity-based awards such as stock awards. We believe the Company’s goals are best met by utilizing an approach to compensation with these three distinct elements.
Base Salary:
Base salaries for our executive officers are established based on the scope of their responsibilities, prior relevant background, professional experience, and technical training. Also in this regard, the Compensation Committee takes into account competitive market compensation paid by the companies represented in the compensation data it reviews for similar positions, and the overall market demand for such executives. Although the Company considered the same factors in establishing the base salaries of each of its executive officers, due to the different levels of roles played by each executive, the base salaries are justifiably substantially different.
On April 10, 2019, the Company’s Board of Directors, upon recommendation from the Compensation Committee, announced that Mr. Raina’s salary for 2019 and going forward is to be paid in shares of common stock of the Company. As a result, on January 2, 2020 the Company granted Mr. Raina 107,655 shares of restricted common stock, which represents his annual salary of $3,600,000 divided by $33.44, the closing price of the Company’s common stock on January 2, 2020. No grant of restricted common stock for base salary in 2021 was made to Mr. Raina.

On October 3, 2022, Mr. Raina accepted the offer of the Compensation Committee to receive his annual salary of $3,600,000 in cash. Prior to October 3, 2022, he has not received any annual salary amount in either cash or restricted stock for 2022. He will be paid the full base salary amount by the end of 2022. The Company made a partial payment of this annual salary of $1,800,000 on October 6, 2022.
Incentive Bonus Plan
The stockholders approved a Bonus Plan for Mr. Raina at the 2016 Annual Meeting. The Bonus Plan provides for the payment of annual cash incentive awards to the Company’s Chief Executive Officer based upon the achievement by the Company of specified performance goals. The Bonus Plan was intended to preserve the Company’s federal income tax deduction for annual incentive payments to the CEO by meeting the requirements for “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986 as amended (the “Code”) (or any successor provision). However, Section 162(m) of the Code was amended in December 2017 as discussed below. Participation in the Bonus Plan is limited to the CEO of the Company. The Company does not anticipate that compensation paid to any of its other executive officers will be subject to the compensation deduction limits of Section 162(m). The Bonus Plan provides that Mr. Raina is eligible to receive cash incentives in connection with a particular fiscal year during the term of the Bonus Plan if the Company meets or exceeds certain performance goals (“Performance Goals”) set each year by the Compensation Committee. Not later than ninety (90) days after the commencement of any fiscal year during the term of the Bonus Plan (or such other date as may be permitted or required by Section 162(m)), and at a time when the outcome is uncertain, the Compensation Committee will set in writing Performance Goals based on one or more of the following business criteria:
•
Revenue

•
Sales

•
Profit (net profit, gross profit, operating profit or other corporate profit measures)

•
Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

•
Net income (before or after taxes, operating income or other income measures)

•
Cash (cash flow, cash generation or other cash measures)

•
Stock price or performance

•
Total stockholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

•
Return measures (return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales)

•
Market share

•
Improvements in capital structure

•
Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

•
Business expansion or consolidation (acquisitions and divestitures)

•
Strategic plan development and implementation

At the time the Compensation Committee sets the Performance Goals for a particular fiscal year, it will also set in writing the CEO’s incentive bonus opportunity, expressed as a dollar amount or a percentage of the CEO’s base salary, which will be earned if the established Performance Goals are achieved.
Performance Goals may be specified in absolute terms, on an adjusted basis, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Performance measures may but need not be determinable in conformance with generally accepted accounting principles.
Payment of annual incentives under the Bonus Plan will be made promptly following the Compensation Committee’s written certification that the Performance Goals and any other material conditions were satisfied. The Compensation Committee has the right to exercise negative discretion to pay out an annual incentive to the CEO under the Bonus Plan that is less than the amount that would have been payable based solely upon application of the applicable Performance Goals. The Compensation Committee may, in its discretion, pay annual incentives to the other named executive officers.
On October 20, 2021 the Compensation Committee approved a retention bonus of $3.6 million to Mr. Raina for a defined three-year period. If Mr. Raina voluntarily resigns from his position he must immediately return any unearned amounts remaining under the three-year term. If Mr. Raina is terminated for any reason, all unearned remaining amounts will automatically become earned and vested.
Long-Term Incentives:
While salary and short-term incentives are primarily designed to compensate current and past performance, the primary goal of the long-term incentives, such as stock options and restricted stock awards, is to link executive officer compensation with the long-term interests of the stockholders.
On July 20, 2020, the Compensation Committee, in consultation with the entire Board, granted 200,000 shares of restricted stock to Mr. Raina under the 2010 Stock Incentive Plan (the “Plan”) as incentive compensation to recognize Mr. Raina’s leadership in guiding the Company, especially related to the actions taken in the face of COVID-19. The shares vest over a three-year period. The first one-third of these awards vested on July 20, 2021 and the remaining two-thirds vest in quarterly installments over the next eight quarters.
Use of Compensation Consultants and Benchmarking
In June 2019, after much analysis of potential consulting firms, the Compensation Committee recommended, and the Board of Directors subsequently approved retaining Ernst & Young LLP (“EY”) as a compensation consultant to assist with executive compensation matters. The EY study, completed in 2020, carried out a benchmarking study and assessed the overall trends in remuneration of positions comparable to that of a CEO and Independent Directors of the Company. The study looked at the key trends in terms of compensation components and structure, while covering organizations comparable in terms of sector, size and global spread of operations. The Compensation Committee accordingly finalized the compensation levels and opportunities that the Compensation Committee believed are competitive with the marketplace and provide appropriate retention and incentive value. In May 2021, EY provided the Compensation Committee with an update to the its 2020 study which the Compensation Committee used in subsequent 2021 meetings as a tool as described above to assist in determining compensation for Company officers.
Other Compensation Components
Company executives are eligible to participate in the Company’s health care, insurance and other welfare and employee benefit programs, which are the same for all eligible employees, including Ebix’s executive officers.
Use of Employment and Severance Agreements
In the past, the Compensation Committee has determined that competitive considerations merit the use of employment contracts or severance agreements for certain members of senior management. Presently, however, no member of senior management is employed under an employment contract.
Recapture and Forfeiture Policies
Historically the Company has not had formal policies with respect to the adjustment or recapture of performance based awards where the financial measures on which such awards are based or to be based are adjusted for changes in reported results such as, but not limited to, instances where the Company’s consolidated financial statements are restated. The Compensation Committee does not believe that repayment should be required where the Plan participant has acted in good faith and the errors are not attributable to the participant’s gross negligence or willful misconduct. In such later situations, the Compensation Committee believes the Company has or will have available negotiated or legal remedies. However, the Compensation Committee may elect to take into account factors, such as the timing and amount of any financial restatement or adjustment, the amounts of benefits received, and the clarity of accounting requirements leading to any restatement in fixing of future compensation.
Deductibility of Compensation and Related Tax Considerations
As one of the factors in its review of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits.
Section 162(m).   For 2017 and earlier, Section 162(m) imposed a $1.0 million limit on the amount that a publicly traded company may deduct for compensation paid to its chief executive officer and its next three most highly compensated executives, excluding the chief financial officer. This limitation did not apply to pay that qualifies as “performance-based compensation.” In order to qualify as performance- based, compensation must, among other things, be based solely on the attainment of pre-established, objective goals under a stockholder approved plan with no discretion permitted in determining award payouts. However, the Tax Cuts and Jobs Act adopted in December 2017 made significant changes to Section 162(m) of the Code that impacted public companies, including our company. Starting with the 2018 fiscal year, only performance-based compensation that is paid pursuant to a binding contract in effect on November 2, 2017 is exempt from the $1,000,000 deduction limit. Accordingly, any compensation that we paid pursuant to new compensation arrangements entered into after November 2, 2017, even if performance-based, will count towards the $1,000,000 deduction limit. In addition, the $1,000,000 deduction limit applies to a broader group of executives, including the chief financial officer and any individual who serves as our chief executive officer or chief financial officer at any time after January 1, 2018, plus any executive who is among our three most highly compensated executive officers for any fiscal year beginning with 2018. While the Bonus Plan described above was intended to preserve the Company’s federal income tax deduction for annual incentive payments to the CEO by meeting the requirements for “qualified performance-based compensation” under Section 162(m), as a result of these changes made to Section 162(m) the Bonus Plan, to the extent changed after November 2, 2017 will no longer be excluded from the $1.0 million limitation. In order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, some of the compensation that we provide to our executive officers may not be deductible.
Section 280G.   Code Section 280G generally denies a deduction for a significant portion of certain compensatory payments made to corporate officers, certain stockholders and certain highly-compensated employees if the payments are contingent on a change of control of the employer and the aggregate amounts of the payments to the relevant individual exceed a specified relationship to that individual’s average compensation from the employer over the preceding five years. In addition, Code Section 4999 imposes on that individual a 20% excise tax on the same portion of the payments received for which the employer is denied a deduction under Section 280G. In determining whether to approve an obligation to make payments for which Section 280G would deny the Company a deduction or whether to approve an obligation to indemnify (or “gross-up”) an executive against the effects of the Section 4999 excise tax, the Compensation Committee has adopted an approach similar to that described above with respect to payments which may be subject to the deduction limitations of Section 162(m).
Amended SAR Agreement
On April 10, 2018, the Company entered into a Stock Appreciation Right Award Agreement with Robin Raina, the Company’s Chairman, President and Chief Executive Officer, which was amended effective May 7, 2019.
Upon the effective date of the original SAR Agreement, Mr. Raina received 5,953,975 stock appreciation rights with respect to the Company’s common shares (the “SARs”). Upon an Acquisition Event, as defined in the Amended SAR Agreements, each of the SARs entitled Mr. Raina to receive a cash payment from the Company equal to the excess, if any, of the net proceeds per share received in connection with the Acquisition Event over the base price of $7.95 per share. Although the SARs were not granted under the Company’s the Plan, the Amended SAR Agreement incorporated certain provisions of the Plan, including the provisions requiring equitable adjustment of the number of SARs and the base price in connection with certain corporate events (including stock splits). Under the terms of the Amended SAR Agreement, Mr. Raina will be entitled to receive full payment with respect to the SARs if either he (i) were employed by the Company on the closing date of an Acquisition Event or (ii) had been involuntarily terminated by the Company without cause (as defined in the Amended SAR Agreement) within the 180-day period immediately preceding an Acquisition Event. All of the SARs would have been forfeited if Mr. Raina’s employment had been terminated for any other reason prior to the closing date of an Acquisition Event. The Amended SAR agreement further provides that if an Acquisition Event occurs more than 180 days after, but not later than the tenth anniversary of, the date that Mr. Raina’s employment is involuntarily terminated by the Company without Cause (as defined in the Amended SAR Agreement), 1,000,000 SARs will be deemed accrued and will be eligible to vest on the closing date of the Acquisition Event, which number will be increased by 750,000 SARs beginning on the first anniversary of the effective date of the Amended SAR Agreement and each anniversary thereafter (subject in each case to Mr. Raina’s continued employment on each anniversary date), until 100% of the SARs (including any Shortfall Grants) have accrued and are eligible to vest on the closing date of an Acquisition Event that occurs more than 180 days after, but not later than the tenth anniversary of, the date that Mr. Raina’s employment is involuntarily terminated by the Company without Cause; provided, however, that, (i) no additional SARs will accrue following the date that Mr. Raina’s employment is involuntarily terminated by the Company without Cause, (ii) any accrued SARs will be forfeited if an Acquisition Event does not occur prior to the tenth anniversary of the date that Mr. Raina’s employment is involuntarily terminated by the Company without Cause, and (iii) all of the SARs will be forfeited if Mr. Raina’s employment terminates for any other reason prior to the closing date of an Acquisition Event
In addition, while Mr. Raina is employed by the Company and prior to an Acquisition Event, the Amended SAR Agreement provides that the Company’s Board would determine annually whether a “shortfall” (as described below) exists as of the end of the immediately preceding fiscal year. In the event the Board determined that a shortfall existed, Mr. Raina will be granted additional SARs (or, in the Board’s sole discretion, additional restricted shares or restricted stock units (each a “Share Grant”)) in an amount sufficient to eliminate such shortfall (each a “Shortfall Grant”). Under the terms of the Amended SAR Agreement, a shortfall exists if the number of Mr. Raina’s Shares is less than 20% of the total of (a) the number of SARs, plus (b) the number of outstanding shares reported by the Company in its audited consolidated financial statements as of the end of the immediately preceding fiscal year, minus (c) the number of shares paid, awarded or otherwise received by Mr. Raina from the Company as compensation after April 10, 2018, including any shares received as a result of Mr. Raina exercising stock options granted after April 10, 2018 or the grant or vesting of restricted stock or settlement of RSUs granted to Mr. Raina after April 10, 2018, but excluding any shares received as a result of the grant, vesting or settlement of any Share Grants. Under the terms of the Amended SAR Agreement, if the Board elects to make a Shortfall Grant in respect of such shortfall, such SARs would have been subject to the same terms and conditions as the SARs initially granted under the Amended SAR Agreement. If the Board elects to make a Share Grant in respect of such shortfall, such restricted shares or restricted stock units will have such terms and conditions as determined by the Board, but generally will follow the terms of the restricted shares or restricted stock units granted to other executives of the Company at or about the time of such Share Grant, but no Share Grant would have vested more rapidly than one-third of such Share Grant prior to the first anniversary of the grant date, with the remainder vesting in eight equal quarterly installments following the first anniversary of the grant date.
Stockholder Advisory Vote
At the last Annual Meeting of Stockholders, approximately 51% of the votes cast by the Ebix stockholders present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal were cast in support of the compensation of the Company’s named executive officers, as discussed and disclosed in the proxy statement. The Board and the Compensation Committee appreciate and value the views of our stockholders.

Future advisory votes on executive compensation will continue to serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.
Risk Considerations
Our Compensation Committee has reviewed risks arising from our compensation policies and practices for both our executives and non-executive employees and has determined that they are not reasonably likely to have a material adverse effect on the Company.
Compensation Committee Conclusion
Attracting and retaining talented and motivated management and employees is essential to create long-term stockholder value. Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of the Company’s CEO and other executive officers with those of stockholders. The Compensation Committee believes that Ebix’s 2021 compensation program met these objectives. Likewise, based on our review, the Compensation Committee finds the total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) to the Company’s CEO and other named executive officers in the aggregate to be reasonable and not excessive.
Compensation Committee Interlocks and Insider Participation
The Company’s Compensation Committee currently consists of Mr. Keller, Mr. Benz and Mr. Eckert. None of the members of the Compensation Committee have ever been officers or employees of the Company. No interlocking relationship exists between the members of the Company’s Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with the Company’s Chief Executive Officer and Chief Financial Officer the above Compensation Disclosure and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
This report has been submitted by the Compensation Committee:
Hans U. Benz, Neil Eckert and Hans Ueli Keller
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this annual report into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION
The following tables provide information relating to compensation earned by or paid to our named executive officers in all capacities.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total
Robin Raina, President, Chief Executive Officer and Chairman of the Board	2021	$—	3,600,000(2)	—	—	—	4,350(4)	$3,604,350
	2020	$—	—	7,960,000	—	—	—	$7,960,000
	2019	$—	2,000,000(3)	4,200,000	—	1,584	6,000(4)	$6,207,584
Steven M. Hamil, Corporate Executive Vice President and Global Chief Financial Officer	2021	$325,000	150,000	150,000	—	—	2,100(5)	$627,100
	2020	$231,250	—	500,000	—	—	2,438(5)	$733,688
Graham Prior, Corporate Senior Vice President	2021	$80,783	—	—	—	—	—(6)	$80,783
	2020	$161,964	—	—	—	—	—(6)	$161,964
	2019	$159,863	—	—	—	—	—(6)	$159,863
Leon d’Apice, Managing Director- Ebix Australia Group	2021	$217,880	—	—	—	—	16,259(7)	$234,139
	2020	$207,197	—	—	—	—	17,715(7)	$224,912
	2019	$208,706	—	—	—	—	25,650(7)	$234,356
Ash Sawhney, President-Insurance Solutions, North America	2021	$300,000	—	—	—	—	4,154	$304,154
James Senge, Sr., Senior Vice President EbixHealth	2021	$225,000	—	—	—	—	3,375(8)	$228,375
	2020	$225,000	—	—	—	—	3,375(8)	$228,375
	2019	$225,000	—	—	—	—	2,337(8)	$227,337

Footnotes
(1)
These amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock compensation, based on the stock price on the date of grant.

(2)
2021 bonus of $3,600,000 was paid in cash as a retention bonus with a three-year tenure. If Mr. Raina resigns during the three-year period ending October 20, 2024 he will be required to repay any unearned portion of the bonus paid based on the remaining period of the three-year tenure of the retention bonus.

(3)
2018 bonus of $2,000,000 was earned in 2018 and paid in 2019.

(4)
In 2021, the amount includes a Company matching contribution to a 401(k)/Retirement Plan of $4,350. In 2019, the amount includes $6,000 allowance for miscellaneous business and travel expense.

(5)
Mr. Hamil’s base salary is $325,000. Mr. Hamil has started for Ebix April 13, 2020, and his salary shown for 2020 is prorated. In 2021 and 2020, the amount includes a Company matching contribution to a 401(k)/Retirement Plan of $2,100 and $2,438, respectively.

(6)
Mr. Prior was compensated in Singapore Dollars. For 2021, all sums were derived by using the exchange rate as of December 31, 2021 of 0.7411. For 2020, all sums were derived by using the exchange rate as of December 31, 2020 of 0.74295. For 2019, all sums were derived by using the exchange rate as of December 31, 2019 of 0.7333. Mr. Prior departed Ebix June 30, 2021, and the amount shown for 2021 is prorated.

(7)
Mr. d’Apice was compensated in Australian Dollars. For 2021, all sums were derived by using the exchange rate as of December 31, 2021 of 0.726267. For 2020, all sums were derived by using the exchange rate as of December 31, 2020 of 0.690656. For 2019, all sums were derived by using the exchange rate as of December 31, 2019 of 0.6957. His compensation includes a Company matching contribution to a 401(k)/Retirement Plan.

(8)
Mr. Senge’s base salary is $225,000, his compensation includes a Company matching contribution to a 401(k)/Retirement Plan.

Grants of Plan-Based Awards for 2021
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Robin Raina		—	—	—	—	—	—	$—
Steven M. Hamil	5/19/21	—	—	—	5,527	—	—	$150,000
Graham Prior		—	—	—	—	—	—	$—
Leon d’ Apice		—	—	—	—	—	—	$—
James Senge, Sr.		—	—	—	—	—	—	$—
Outstanding Equity Awards at 2021 Fiscal Year-End
Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robin Raina	—	—	—	—	—	169,164(1)	$5,142,586	—	$—
Steven M. Hamil	—	—	—	—	—	20,743(2)	$630,587	—	$—
Graham Prior	—	—	—	—	—	—	$—	—	$—
Leon d’Apice	—	—	—	—	—	—	$—	—	$—
James Senge, Sr.	—	—	—	—	—	—	$—	—	$—

(1)
Robin Raina has been awarded restricted stock grants by the Compensation Committee: (i) a grant of 13,541 shares of Company common stock on January 7, 2019 of which 1,131 shares were unvested as of December 31, 2021; (ii) a grant of 54,870 shares of Company common stock on April 10, 2019 of which 4,573 shares were unvested as of December 31, 2021; (iii) a grant of 23,247 shares of Company common stock on April 10, 2019 of which 1,937 shares were unvested as of December 31, 2021; (iv) a grant of 107,655 shares of Company common stock on January 2, 2020 of which 44,856 shares were unvested as of December 31, 2021; and (v) a grant of 200,000 shares of Company common stock on July 30, 2020, of which 116,667 shares were unvested as of December 31, 2021.

(2)
Steven Hamil has been awarded restricted stock grants by the Compensation Committee: (i) a grant of 30,432 shares of Company common stock on April 13, 2020 of which 15,216 shares were unvested as of December 31, 2021; (ii) a grant of 5,527 shares of Company common stock on May 19, 2021 of which 5,527 shares were unvested as of December 31, 2021.

Option Exercises and Stock Vested
Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Vested (#)	Value Realized on Vesting ($)(2)
Robin Raina	—	$—	176,683	$5,738,304
Steven M. Hamil	—	$—	15,216	$453,843
Graham Prior	—	$—	—	$—
Leon d’Apice	—	$—	—	$—
James Senge	—	$—	—	$—

(1)
Reflects the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)
Reflects the fair market value of the shares on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation
The Company does not sponsor or maintain any tax-qualified defined benefit plans, supplemental executive retirement plans or nonqualified deferred compensation plans.
Potential Payments for Mr. Raina Upon a Change of Control
Below is the description of severance payments that Mr. Raina would have received under the Amended SAR Agreement had certain events occurred in 2021. As mentioned previously, no member of senior management other than Mr. Raina has an employment or severance agreement. Except as described below for Mr. Raina, upon a termination or change of control, each of the executive officers will receive only the unpaid portion of their salary and benefits through the date of termination. No severance payments, acceleration of equity vesting, or other special payments will be due to such executive officers, regardless of the circumstances of the termination.
Pursuant to the Amended SAR Agreement, Mr. Raina received 5,953,975 stock appreciation rights with respect to the Company’s common shares (the “SARs”). Upon an Acquisition Event, each of the SARs entitles Mr. Raina to receive a cash payment from the Company equal to the excess, if any, of the net proceeds per share received in connection with an Acquisition Event over the base price of $7.95. Mr. Raina will only be entitled to receive a payment with respect to the SARs if he is employed by the Company at the time of an Acquisition Event or was terminated by the Company without cause within the 180-day period immediately preceding an Acquisition Event.
Annually, while Mr. Raina is employed by the Company and prior to an Acquisition Event, the Board shall determine whether a “shortfall” (as defined in the April SAR Agreement) existed as of the end of the immediately preceding fiscal year. In the event the Board determines that a shortfall existed, Mr. Raina will be granted additional SARs (or, in the Board’s sole discretion, restricted shares or restricted stock units (each a “Share Grant”)) in an amount sufficient to eliminate such shortfall (each a “Shortfall Grant”). A “shortfall” will exist if the number of Mr. Raina’s shares is less than 20% of the total of (a) the number of SARs, plus (b) the number of outstanding shares reported by the Company in its audited consolidated financial statements as of the end of the immediately preceding fiscal year, minus (c) the number of shares paid, awarded or otherwise received by Mr. Raina from the Company as compensation after April 10, 2018, including any shares received as a result of Mr. Raina exercising stock options granted after April 10, 2018 or the grant or vesting of restricted stock or settlement of RSUs granted to Mr. Raina after April 10, 2018, but excluding any shares received as a result of the grant, vesting or settlement of any Share Grants.
No Shortfall Grant was made for 2021. As a result, in the event that an Acquisition Event had occurred on December 31, 2021, and assuming that the Company received Net Proceeds of $30.40 per share (the closing price of the Company’s common stock on December 31, 2021), Mr. Raina would have received a $133.7 million payment upon the Acquisition Event.

Pay Ratio Disclosure
On August 5, 2015, the SEC adopted new rules implementing the pay ratio disclosure requirement of the Dodd-Frank Act. These rules require reporting companies to disclose the ratio of the annual compensation of the company’s median employee to the annual compensation of its principal executive officer.
The 2021 annual total compensation of Mr. Raina was $3.6 million, which includes the retention bonus granted in 2021. The 2021 annual total compensation of our median compensated employee for all India and India lead locations was $4,037, and the ratio of those amounts is 892 to 1. The 2021 annual total compensation of our median compensated U.S. employee was $77,660 and the ratio of those amounts is 46 to 1. The 2021 annual total compensation of our median compensated employee for all international locations, excluding India and India lead businesses, was $21,544, and the ratio of those amounts is 167 to 1. The 2021 annual total compensation of our median compensated employee for all U.S. and international locations, excluding India and India lead businesses, was $47,968, and the ratio of those amounts is 75 to 1. For purposes of identifying the median compensated employee, we took into account salary, bonus, and fair market value of the restricted stock grants on the grant date during the year for all our employees as of December 31, 2021. We annualized this compensation for employees who did not work the entire year, except for employees designated as seasonal or temporary.
There is a lot of flexibility in how the median employees are identified. Companies are using different approaches that are appropriate for their employee population and compensation programs and are using estimates and assumptions. As a result, the ratio that other companies have calculated may not be comparable to the ratio that we have presented not only because of different businesses or different compensation programs, but because of using different methodologies and assumptions.
RELATED PARTY TRANSACTIONS
Under the Audit Committee’s charter, and consistent with NASDAQ rules, any material potential or actual conflict of interest or transaction between the Company and any “related person” of the Company must be reviewed and approved by the Audit Committee. SEC rules define a “related person” of the Company as any director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.
Rahul Raina is the Company’s Corporate Vice President Sales Ebix RCS & A.D.A.M. International Business Development and the brother of Robin Raina, our Chairman of the Board, President, and Chief Executive Officer. During each of 2021 and 2020 he was paid a salary of $150,000, respectively, and received zero cash bonus. He received no share-based compensation awards in either 2021 or 2020.
During the year ended December 31, 2021 and 2020, Ebix did not donate to the Robin Raina Foundation, a non-profit 501(c) charity in support of the cause of building and providing homes for the severely underprivileged in India.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of October 10, 2022, the record date, respecting the beneficial ownership of our outstanding common stock by: (i) any holder of more than 5%; (ii) each of our named executive officers and directors; and (iii) our directors and named executive officers as a group, based on 30,905,050 shares of common stock outstanding. Except as otherwise indicated, each stockholder listed below has sole voting and investment power over the shares beneficially owned:
Name of Beneficial Owner	Current Beneficial Ownership
	Number of Shares(1)	Percent of Class(2)
Robin Raina(3)	4,309,204	13.9%
Neil D. Eckert(4)	123,112	*
Rolf Herter(5)	100,521	*
Leon d’Apice(6)	89,978	*
Hans Ueli Keller(7)	49,946	*
Hans U. Benz(8)	30,127	*
Pavan Bhalla(9)	104,591	*
James S. Senge, Sr.(10)	12,221	*
Priyanka Kaul(11)	1,500	*
George Hebard(12)	61,000	*
Steven M. Hamil(13)	28,369	*
Directors and executive officers as a group (11 persons)(14)	4,910,569	15.9%
Other Beneficial Holders
Blackrock Inc.(15)	3,975,263	12.9%
The Vanguard Group(16)	2,768,385	9.0%
Steven D. Lebowitz(17)	1,775,371	5.7%

*
Less than 1%.

(1)
For purposes of this table, a person is deemed to be the beneficial owner of a security if he or she: (a) has or shares voting power or dispositive power with respect to such security, or (b) has the right to acquire such ownership within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares.

(2)
In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of common shares outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within 60 days held by such individual or group, but are not deemed outstanding by any other person or group. Percentage is based on 30,904,811 shares of our common stock outstanding as of October 10, 2022.

(3)
Mr. Raina’s ownership includes: (a) 75,637 shares of restricted stock and (b) 217,064 shares held as trustee for the Robin Raina Foundation, a 501(c) charity organization, which were donated by Robin Raina from vested restricted stock grants previously issued to Mr. Raina by the Company and to which Mr. Raina disclaims any beneficial ownership, and (c) 1,000,000 shares transferred to Ms. Romica Raina under a divorce decree in August 2022 by Mr. Raina and for which Mr. Raina continues to retain voting rights so long as such shares are owned by Ms. Raina. The Federal Tax ID Number for the Robin Raina Foundation is 51-0497387. The address of Mr. Raina is 1 Ebix Way, Johns Creek, Georgia 30097.

(4)
Mr. Eckert’s ownership includes options to purchase 25,125 shares of our common stock which are exercisable as of October 10, 2022, or that will become exercisable within 60 days after that date. The address of Mr. Eckert is 62 Bishopsgate Lime Street, London EC2N 4AW, UK.

(5)
Mr. Herter’s ownership includes options to purchase 25,125 shares of our common stock which are exercisable as of October 10, 2022, or that will become exercisable within 60 days after that date. The address of Mr. Herter is Carl Spitteler Str. 31 8053 Zürich, Switzerland.

(6)
The address of Mr. d’Apice is 197 Foreshore Dr. Corlette NSW 2315, Australia.

(7)
Mr. Keller’s ownership includes options to purchase 25,125 shares of our common stock which are exercisable as of October 10, 2022, or that will become exercisable within 60 days after that date. The address of Mr. Keller is Oberkreuzbuche 2 6315 Oberägeri, Switzerland.

(8)
Mr. Benz’s ownership includes options to purchase 25,125 shares of our common stock which are exercisable as of October 10, 2022, or that will become exercisable within 60 days after that date. The address of Mr. Benz is Seehofstrasse 13 6314 Zug, Switzerland.

(9)
Mr. Bhalla’s ownership includes options to purchase 25,125 shares of our common stock which are exercisable as of October 10, 2022, or that will become exercisable within 60 days after that date. The address of Mr. Bhalla is 4415 Bancroft Valley, Johns Creek, Georgia 30022.

(10)
The address of Mr. Senge is 1629 Seegar Road, Pittsburgh, Pennsylvania 15241.

(11)
Ms. Kaul’s ownership includes options to purchase 1,500 shares of our common stock which are exercisable as of October 10, 2022, or that will become exercisable within 60 days of that date. The address of Ms. Kaul is EG-1/2, Garden Estate, Near Guru Drona Metro Station, Gurugram, Haryana, India.

(12)
Mr. Hebard’s ownership includes options to purchase 21,000 shares of our common stock which are exercisable as of October 10, 2022, or that will become exercisable within 60 days after that date. The address of Mr. Hebard is 56 East 87th St, Apt 5DC, New York, New York 10128.

(13)
Includes 10,832 shares of restricted stock. The address of Mr. Hamil is 1 Ebix Way, Johns Creek, Georgia. 30097.

(14)
Includes options to purchase 119,625 shares of our common stock which are exercisable as of October 10, 2022, or that will become exercisable within 60 days after that date.

(15)
Ownership consists of shares of our common stock beneficially owned by Blackrock, Inc. and its wholly-owned subsidiaries (“Blackrock”) as disclosed on its Schedule 13G/A filed with the SEC on January 27, 2022. The address of Blackrock is 55 East 52nd Street, New York, New York 10055.

(16)
Ownership consists of shares of our common stock beneficially owned by The Vanguard Group, Inc. and its wholly-owned subsidiaries (collectively, “Vanguard”), as disclosed on Vanguard’s joint schedule 13G/A filed with the SEC on February 9, 2022. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(17)
Ownership consists of shares of our common stock beneficially owned by Steven D. Lebowitz, the Lebowitz Family Stock, LLC, Deborah P. Lebowitz, Lauren Lebowitz Salem, Robert Lebowitz, Kathryn Lebowitz Silverberg Andrew Lebowitz, Ashley Lebowitz, Leonard S. Pearlstein, Susan Pearlstein and Debra Paul, as disclosed on a joint Schedule 13G/A filed with the SEC on February 8, 2022. The address of Steven D. Lebowitz is 439 North Bedford Drive, Beverly Hills, CA 90210.

REPORT OF THE AUDIT COMMITTEE
The audited financial statements of the Company, as of and for the three-year period ended on December 31, 2021, are included in our 2021 Annual Report on Form 10-K. The Audit Committee oversees the Company’s financial reporting process and the independent audit of the annual consolidated financial statements on behalf of the Board. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter at least annually.
The Company, acting through its management and Board, has the primary responsibility for the financial statements and reporting process, including the system of internal accounting controls. Management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the financial reporting process, and internal controls.
KG Somani & Co. (“KGS”) an independent registered public accounting firm engaged by the Company, is responsible for auditing the Company’s annual financial statements for the fiscal year ended December 31, 2021 and expressing its opinion thereon in accordance with auditing standards and accounting principles generally accepted in the United States of America.
In addition, the members of the Audit Committee reviewed, and the chairman of the Audit Committee discussed with management and KGS the interim financial information contained in each quarterly earnings release prior to the release of such information to the public.
The Audit Committee met seven times during 2021. In performing its oversight function, the Audit Committee reviewed the audited financial statements with the Company’s management, including a discussion of the quality, not merely the acceptability, of the accounting principles used, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee also has reviewed with KGS its judgments as to the quality and the acceptability of the Company’s accounting principles. Management and KGS have advised the Audit Committee that the Company’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 1301 (Communication with Audit Committees), as currently in effect. The Audit Committee has also received from, and discussed with, its independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board’s (the “PCAOB”), the SEC and the Audit Committee’s charter.
The Audit Committee has received from its independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. In addition, the Audit Committee has discussed and considered whether the provision of non-audit services by the Company’s principal auditor, as described above, is compatible with maintaining auditor independence.
In addition, the Audit Committee has received the written disclosures and the letter from KGS required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has reviewed, evaluated, and discussed with that firm its independence from the Company.
In fiscal year 2021, all of the audit fees, audit-related fees and tax fees were approved by either the Audit Committee or its designee. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence and believes that the provision of such services is compatible. Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of KGS are subject to the specific pre-approval of the Audit Committee. All audit and permitted non-audit services to be performed by KGS require pre-approval by the Audit Committee in accordance with procedures established by the Audit Committee. The procedures require all proposed engagements of KGS for services of any kind be directed to the Company’s Chief Financial Officer and then submitted for approval to the Audit Committee prior to the beginning of any services. Following its consideration of all such factors, the Audit Committee has concluded that the independent registered public accountants are independent from the Company and its management.
Further, the Audit Committee discussed with KGS the overall scope and plans for its audit. The Audit Committee conferred with KGS, with and without management present, to discuss the results of its examinations, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company, as of and for the year ended December 31, 2021, with management and KGS.
Based upon the reviews and discussions with management and KGS referred to above, in reliance on management and KGS, and subject to the limitations of the role of the Audit Committee, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements of the Company in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC. The Audit Committee also has approved, and is recommending stockholder approval and ratification of, the appointment of KGS to audit the Company’s financial statements for its 2021 fiscal year.
This report has been submitted by the Audit Committee.
Respectfully submitted,
The Members of the Audit Committee
Pavan Bhalla
Hans Ueli Keller
Hans U. Benz

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Securities Authorized for Issuance Under Equity Compensation Plans
As of December 31, 2021, we maintained the 2010 Ebix Equity Incentive Plan and the 2020 Ebix Equity Plan as approved by our stockholders. The table below provides information as of December 31, 2021 related to these plans.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders:
— 2010 Stock Incentive Plan	141,000	$47.66	—
— 2020 Stock Incentive Plan	78,000	32.85	4,913,021
Equity Compensation Plans Not Approved by Security Holders	5,953,975(1)	N/A	N/A
Total	6,172,975	$42.38	4,913,021

(1)
These are the SARs granted to Mr. Raina under the Amended SAR Agreement

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission reports of securities ownership on Form 3 and changes in such ownership on Forms 4 and 5. Officers, directors and more than ten percent beneficial owners also are required by rules promulgated by the Securities and Exchange Commission to furnish the Company with copies of all such Section 16(a) reports that they file. Based solely upon a review of the copies of Forms 3, 4, and 5 furnished to the Company or representations by certain executive officers and directors that no such reports were required for them, the Company believes that during 2021 all of the Company’s directors, officers and more than ten-percent beneficial owners filed all such reports on a timely basis, except Mr. Benz had one Form 4 filed on December 9, 2021 which was due on December 3, 2021, Mr. Eckert had one Form 4 filed on December 8, 2021 which was due on December 3, 2021, Mr. Herter had one Form 4 filed on December 8, 2021 which was due on December 3, 2021, Mrs. Kaul had one Form 4 filed on December 7, 2021 which was due on December 3, 2021, and one Form 3 filed on May 11, 2021 which was due on May 10, 2021, Mr. Hebard had one Form 4 filed on December 7, 2021 which was due on December 3, 2021, Mr. Keller had one Form 4 filed on December 7, 2021 which was due on December 3, 2021, Mr. Hamil had one Form 4 filed on April 16, 2021 which was due on April 15, 2020, and one Form 3 filed on April 16, 2021 which was due on April 23, 2020, Mr. Senge had one Form 4 filed on February 1, 2021 which was due on January 29, 2021.
OTHER MATTERS
At the time of the preparation of this proxy statement, the Board has not been informed of any other matters to be brought before the Annual Meeting other than those proposals specifically set forth in the Notice of Annual Meeting and referred to herein. If you execute the enclosed proxy and any other business should come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

STOCKHOLDER PROPOSALS
The Company encourages stockholders to contact the Corporate Secretary prior to submitting a stockholder proposal. Stockholder proposals must conform to the Company’s Bylaws and the requirements of the SEC.
Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2023 proxy statement. In order for a stockholder proposal to be considered for inclusion in the proxy material for our 2023 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8, your proposal must be received by our Corporate Secretary no later than June 20, 2023 (unless the meeting date is changed by more than 30 days from November 16, 2022, in which case a proposal must be a received a reasonable time before we print proxy materials for the 2022 Annual Meeting) and must be submitted in compliance with the rule. Proposals should be directed to our Corporate Secretary, Ebix, Inc., 1 Ebix Way, Johns Creek, Georgia 30097, and should comply with the requirements of Rule 14a-8.
Stockholders who wish the Corporate Governance Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing by mail to our Corporate Secretary, Ebix, Inc., 1 Ebix Way, Johns Creek, Georgia 30097.
Section 3.10 of our Bylaws creates certain advance notice requirements for stockholder nominations of directors at both annual and special meetings. To be timely, a director nomination by a stockholder for an annual meeting must be submitted not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting. In the case of a nomination at a special meeting or if the meeting date is moved by more than thirty days from the anniversary date of the immediately preceding annual meeting, notice of such nomination must be given within ten days that notice of such meeting was provided or made public. Nominations for the 2023 Annual Meeting of Stockholders must be received between July 19, 2023 and August 18, 2023.
In addition, Section 3.10 requires disclosures relating to the nominees and their relationships with stockholders proposing their nomination. Among other things, Section 3.10 requires a proposed nominee to: (1) represent and promise that the nominee is not, nor will become, party to any understanding with another person (a) to vote or act as a Director in a certain manner or (b) concerning compensation, reimbursement or indemnification without disclosure to the Company; and (2) represent that, if elected to the Board, such nominee would comply with Regulation FD and Company governance, trading, ethics, stock ownership and other policies. In addition, a proposing stockholder, including its affiliates, must disclose all agreements or other understandings with a director nominee it has proposed, as well as any other material interest involved in such nomination.
Section 2.05 of our Bylaws also provides that if a stockholder desires to submit a proposal for consideration at an annual meeting which is not the subject of a proposal for inclusion in the proxy statement (other than a director nomination), the stockholder must provide written notice of an intent to make such a proposal which the Corporate Secretary of the Company must receive at our principal executive offices not fewer than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, if the annual meeting is called for a date that is not within 25 days before or after the anniversary date of the preceding annual meeting, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. With respect to the 2023 annual meeting of stockholders, the Company must receive such written notice between July 19, 2023 and August 18, 2023 (unless the meeting date is changed by more than 25 days from the anniversary of the Annual Meeting, in which case a proposal must be received a reasonable time before we print proxy materials for the 2023 annual meeting). SEC Rule 14a-4(c) under the Exchange Act provides that the proxies designated by the Board will have discretionary authority to vote on such proposal. The proxies designated by the Board also will have such discretionary authority, notwithstanding the stockholder’s compliance with the deadlines described above, if we advise stockholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter, and the stockholder does not comply with specified provisions of the SEC’s rules.

To be in proper written form, a stockholder’s notice to the Corporate Secretary under Section 2.05 of our Bylaws must set forth certain information, including:
•
a brief description of the business desired to be brought before the annual meeting and the proposed text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these Bylaws, the text of the proposed amendment), and the reasons for conducting such business at the annual meeting;

•
the name and address of the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made;

•
the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person,

•
the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder,

•
a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with or relating to the Company or the proposal, including any material interest in, or anticipated benefit from the proposal to such person, or any affiliates or associates of such person,

•
a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and

•
any other information relating to such person or proposal that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the annual meeting pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This practice, which is commonly referred to as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Ebix and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Ebix will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations, Ebix, Inc., at the address set forth on the front page of this proxy statement. Requests to have the Company mail separate copies of future proxy statements and annual reports in the future may be made at the address set forth on the front page of this proxy statement or by telephone at (678) 281-2027. You may also contact the above if you (and other stockholders sharing the same address) are receiving multiple copies of proxy materials and wish to receive only one.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
The Company will provide, without charge to any stockholder upon written request, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31 2022, as filed with the SEC (without exhibits). All such requests should be delivered to Investor Relations, Ebix, Inc., at the address set forth on the front page of this proxy statement. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproducing and mailing.
Please date, sign and return the proxy card at your earliest convenience in the enclosed return envelope. No postage is required if mailed in the United States.
By Order of the Board of Directors,
Robin Raina
Chairman of the Board and
Chief Executive Officer
Dated: October 18, 2022

EBIX, INC.

VOTE

Your vote matters – here's how to vote!

Online
Go to **www.envisionreports.com/EBIX** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Annual Meeting Proxy Card

1. Election of Directors*:

	For	Withhold		For	Withhold		For	Withhold
01 - Robin Raina	☐	☐	02 - Hans U. Benz	☐	☐	03 - Pavan Bhalla	☐	☐
04 - Neil Eckert	☐	☐	05 - George W. Hebard, III	☐	☐	06 - Rolf Herter	☐	☐
07 - Priyanka Kaul	☐	☐	08 - Hans Ueli Keller	☐	☐			

1 U P X

03PE5A

EBIX, INC.Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. OnlineGo to www.envisionreports.com/EBIXor scan the QR code — login details arelocated in the shaded bar below. PhoneCall toll free 1-800-652-VOTE (8683) withinthe USA, US territories and Canada Save paper, time and money!Sign up for electronic delivery atwww.envisionreports.com/EBIX Using a black ink pen, mark your votes with an X as shown in this example.Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board recommends a vote “FOR” all nominees,”FOR” Proposals 2 and 3. 1. Election of Directors*: 01 - Robin Raina04 - Neil Eckert07 - Priyanka Kaul02 - Hans U. Benz05 - George W. Hebard, III03 - Pavan Bhalla06 - Rolf Herter* To elect eight directors identified in the accompanying proxystatement to serve until the 2023 Annual Meeting of Stockholdersor until their respective successors are elected and qualified.ForWithhold ForWithhold ForWithhold1 U P X08 - Hans Ueli Keller 2. To ratify the appointment of KG Somani & Co. as the Company’sindependent registered public accounting firm for the yearending December 31, 2022.For AgainstAbstain 3. To approve, in a non-binding advisory vote, the compensationof our named executive officers.For AgainstAbstain Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box.

The 2022 Annual Meeting of Stockholders Ebix, Inc. will be held onWednesday, November 16, 2022 at 9:00 am ET, virtually via the internet at www.meetnow.global/MGKMM64To access the virtual meeting, you must have the information that is printed in the shaded bar Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.The Proxy Statement and Annual Report on Form 10-K are available at:www.envisionreports.com/EBIXSmall steps make an impact.Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/EBIX IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — EBIX, INC. Annual Meeting of Stockholders — November 16, 2022SOLICITED BY THE BOARD OF DIRECTORSThe undersigned hereby appoints Robin Raina and Darren Joseph, as proxy, with full power of substitution to represent and vote all of the stock of Ebix, Inc.that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 am, Eastern Time, on November 16, 2022, and if anyadjournment or postponement thereof, with all the powers which the undersigned would possess if present, with respect to the matters on the reverse sideof this proxy.Your shares will be voted in accordance with your instructions. If a vote is not specified, the proxies will vote your shares “FOR” the eight nominees listedin Proposal 1, and “FOR” Proposals 2 and 3.The Board of Directors is not aware of any matters likely to presented for action at the Annual Meeting of Stockholders other than the matters listed on thereverse side of this proxy. However, if any other matters are properly brought before the Annual Meeting, the proxies will vote upon such matters inaccordance with their best judgment.(Continued and to be marked, dated and signed, on the other side) Change of Address — Please print new address below. Comments — Please print your comments below.Non-Voting Itemsdelivery, sign up at www.envisionreports.com/EBIXlocated on the reverse side of this form.